PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated October 25, 2004)          REGISTRATION NO. 333-37980




                               [GRAPHIC OMITTED]




                        1,000,000,000 Depositary Receipts
                         Market 2000+ HOLDRS (SM) Trust

          This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Market 2000+ HOLDRS (SM) Trust.

          The share amounts specified in the table in the "Highlights of Market 2000+ HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                                     Primary
                                                                          Share      Trading
                         Name of Company(1)                   Ticker     Amounts     Market
     -----------------------------------------------------  ----------  ---------  ----------
     Agere Systems Inc. Class A                                AGRA      0.043118     NYSE
     Agere Systems Inc. Class B                                AGRB      1.058252     NYSE
     American International Group, Inc.                         AIG          2        NYSE
     Astrazeneca p.l.c. *                                       AZN          4        NYSE
     AT&T Corp.                                                  T          1.2       NYSE
     AVAYA Inc.                                                 AV        0.3333      NYSE
     BellSouth Corporation                                      BLS          5        NYSE
     BP p.l.c. *                                                BP           3        NYSE
     Bristol-Myers Squibb Company                               BMY          3        NYSE
     BT Group p.l.c.                                            BTY          2        NYSE
     Cisco Systems, Inc.                                       CSCO          3       NASDAQ
     Citigroup Inc.                                              C           3        NYSE
     Comcast Corporation                                      CMCSA        1.941     NASDAQ
     The Coca-Cola Company                                      KO           3        NYSE
     Dell Inc.                                                 DELL          5       NASDAQ
     Deutsche Telekom AG *                                      DT           5        NYSE
     Eli Lilly and Company                                      LLY          2        NYSE
     EMC Corporation                                            EMC          2        NYSE
     Exxon Mobil Corporation                                    XOM          4        NYSE
     France Telecom *                                           FTE          2        NYSE
     General Electric Company                                   GE           3        NYSE
     GlaxoSmithKline p.1.c.                                     GSK          3        NYSE
     Hewlett-Packard Company                                    HPQ          4        NYSE
     Home Depot, Inc.                                           HD           4        NYSE
     Intel Corporation                                         INTC          2       NASDAQ
     International Business Machines Corporation                IBM          2        NYSE
     JDS Uniphase Corporation                                  JDSU          2       NASDAQ
     Johnson & Johnson                                          JNJ          4        NYSE
     LM Ericsson Telephone Company *                          ERICY         0.9      NASDAQ
     Lucent Technologies Inc.                                   LU           4        NYSE
     McDATA Corporation                                       MCDTA       0.07361    NASDAQ
     Medco Health Solutions                                     MHS       0.3618      NYSE
     Merck & Co., Inc.                                          MRK          3        NYSE
     Microsoft Corporation                                     MSFT          6       NASDAQ
     Morgan Stanley                                             MWD          2        NYSE


                                                              (continued on following page)




                                                                                     Primary
                                                                          Share      Trading
                         Name of Company(1)                   Ticker     Amounts     Market
     -----------------------------------------------------  ----------  ---------  ----------
     Nippon Telegraph and Telephone Corporation *               NTT          3        NYSE
     Nokia Corp. *                                              NOK          4        NYSE
     Nortel Networks Corporation                                NT           2        NYSE
     Novartis AG *                                              NVS          5        NYSE
     Oracle Corporation                                        ORCL          4       NASDAQ
     Pfizer Inc.                                                PFE          4        NYSE
     Qwest Communications International Inc.                     Q           4        NYSE
     Royal Dutch Petroleum Company *                            RD           3        NYSE
     SBC Communications Inc.                                    SBC          4        NYSE
     Sony Corporation *                                         SNE          2        NYSE
     Sun Microsystems, Inc.                                    SUNW          4       NASDAQ
     Syngenta AG                                                SYT       1.03860     NYSE
     Texas Instruments Incorporated                             TXN          3        NYSE
     The St. Paul Travelers Companies, Inc.                     STA     0.17158726    NYSE
     Time Warner Inc.                                           TWX          6        NYSE
     TOTAL S.A. *                                               TOT          2        NYSE
     Toyota Motor Corporation *                                 TM           2        NYSE
     Verizon Communications                                     VZ           4        NYSE
     Viacom Inc.Class B                                        VIA.B         3        NYSE
     Vodafone Airtouch p.l.c. *                                 VOD          5        NYSE
     Wal-Mart Stores Inc.                                       WMT          4        NYSE
     Zimmer Holdings, Inc.                                      ZMH         0.3       NYSE

__________________________________________

(1) Effective March 14, 2005, MMO2 PLC (NYSE: OOM) was delisted from trading on the New York Stock Exchange. As a result of the delisting, MMO2 PLC is no longer included in the Market 2000+ HOLDRS Trust, and shares of MMO2 PLC were distributed at a rate of 0.02 MMO2 PLC shares for each round lot of Market 2000+ HOLDRS.


     * The securities of these non-U.S. companies trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences-- Special considerations with respect to underlying securities of foreign issuers" for additional information relating to an investment in a non-U.S. company.

          The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2005.